WARRANT AGREEMENT

by and between

ASM ACQUISITION COMPANY LIMITED

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Warrant Agent

Dated as of [●], 2008

i

WARRANT AGREEMENT

This Warrant Agreement (this “Warrant Agreement”) is made as of [●], 2008 by and between ASM Acquisition Company Limited, a Cayman Islands company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company has filed a registration statement (File No. 333-148549) (the “Registration Statement”) with the Securities and Exchange Commission for the initial public offering of units (the “Initial Public Offering”), each unit (“Unit”) consisting of one of the Company’s ordinary shares, par value $0.001 per share (each, an “Ordinary Share”), and one warrant to purchase one Ordinary Share at an exercise price of $7.50 per share.

WHEREAS, the Company has issued or agreed to issue (i) in a private placement that occurred concurrently with the execution of that certain Subscription Agreement, dated December 12, 2007, by and between the Company and ASM SPAC (1) Limited, a British Virgin Islands company (“ASM SPAC”), 4,312,500 units (the “Founders’ Units”), each Founders’ Unit consisting of one Ordinary Share (the “Founders’ Shares”) and one warrant to purchase one Ordinary Share at an exercise price of $7.50 per share (the “Founders’ Warrants”), to ASM SPAC, (ii) in a private placement to occur immediately prior to the date of the Company’s final prospectus for the Initial Public Offering, 4,550,000 warrants to ASM SPAC, Kenneth Gaw, the Company’s Director, Kenneth Shen, the Company’s Director, Keith Shiu Kee Wu, the Company’s Director, and Richard Gadbois, the Company’s Advisor (collectively, the “Existing Holders”), with each such warrant representing the right of the holder thereof to purchase one Ordinary Share at an exercise price of $7.50 per share (the “Insider Warrants” and together with the Founders’ Warrants, the “Private Warrants”) and (iii) in connection with the Initial Public Offering of the Units, up to 17,250,000 warrants to public investors with each such warrant representing the right of the holder thereof to purchase one Ordinary Share (the “Public Warrants” and, together with the Private Warrants, the “Warrants”). The Ordinary Shares issuable on exercise of the Warrants are referred to as the “Warrant Shares”.

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Warrant Agreement, and the Warrant Agent hereby accepts such appointment.

SECTION 2. Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Warrant Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto and the warrant certificates for the Private Warrants shall bear the legend set forth in Exhibit B except as set forth herein.

SECTION 3. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or Chief Executive Officer or a Vice President and by its Secretary or an Assistant Secretary. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Chief Executive Officer, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Chief Executive Officer, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

SECTION 4. Registration and Countersignature. Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President or Chief Executive Officer, a Vice President, the Treasurer or the Chief Financial Officer of the Company, countersign, issue and deliver Warrants as provided in this Warrant Agreement.

The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 5. Registration of Transfers and Exchanges; Transfer Restrictions. The Warrant Agent shall from time to time, subject to the limitations of this Section 5, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.

Notwithstanding anything herein to the contrary, the Warrant Agent shall not register for transfer any Private Warrants until one year after the consummation of an Initial Business Combination (as defined below in Section 6(a)) in the case of the Founders’ Warrants and until after the consummation of an Initial Business Combination in the case of the Insider Warrants, except for transfers (i) by gift to an affiliate or a member of the Initial Holder’s immediate family (or a member of the immediate family of its officers or directors) or to a trust or other entity, the beneficiary of which is the Initial Holder (or one of its officers or directors or a member of their respective immediate families), (ii) by virtue of the laws of descent and distribution upon death of any Initial Holder, or (iii) pursuant to a qualified domestic relations order, on condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each permitted transferee (“Permitted Transferee”) or the trustee or legal guardian for each Permitted Transferee agrees to be bound by the terms of the escrow agreement to be entered into in connection with the Initial Public Offering by the Company and the Existing Holders (the “Escrow Agreement”) and the letter agreement to the representative of the underwriters of the Initial Public Offering and the Company, executed by the transferring Initial Holder and filed as an exhibit to the Registration Statement (the “Insider Letter”). For purposes of this Warrant Agreement, the term “Initial Holder” shall have the meaning given to it in the Escrow Agreement. The certificates evidencing the Private Warrants shall bear the legend set forth on Exhibit B hereto.

The holders of any Private Warrants or Warrant Shares issued upon exercise of any Private Warrants further agree prior to any transfer of such securities, to give written notice to the Company expressing its desire to effect such transfer and describing briefly the proposed transfer. Upon receiving such notice, the Company shall present copies thereof to its counsel and the holder agrees not to make any disposition of all or any portion of such securities unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, in which case the legends set forth in Exhibit B or Section 6(c) hereof, as the case may be (collectively the “Legends”) with respect to such securities sold pursuant to such registration statement shall be removed; or

(b) if reasonably requested by the Company, (i) the holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act, (ii) the Company shall have received customary representations and warranties regarding the transferee that are reasonably satisfactory to the Company signed by the proposed transferee and (iii) the Company shall have received an agreement by such transferee to the restrictions contained in the Legends.

Each Public Warrant shall initially be issued together with one Ordinary Share as a Unit. The Ordinary Shares and Public Warrants comprising a Unit shall not be separately transferable before the later of five Business Days following the earlier to occur of: (a) the expiration of the underwriters’ over-allotment option included in the underwriting agreement with respect to the publicly offered Units, (b) the exercise of such option in full or (c) the announcement by the underwriters of their intention not to exercise all or any remaining portion of the over-allotment option, subject to (i) the preparation of an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering of the Units and the filing by the Company of such audited balance sheet with the Securities and Exchange Commission on a Current Report on Form 6-K or similar form and (ii) the Company issuing a press release announcing when such separate trading will begin (the later of such dates, the “Detachment Date”). Prior to the Detachment Date, Public Warrants may be transferred or exchanged only together with the Unit in which such Public Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, prior to the Detachment Date, each transfer of a Public Unit on the register relating to such Units shall operate also to transfer the Public Warrant included in such Unit.

Subject to the terms of this Warrant Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its principal corporate trust office, which is currently located at the address listed in Section 17 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.

The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.

SECTION 6. Terms of Warrants.

(a) Exercise Price and Exercise Period.

The initial exercise price per share that Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $7.50 per share, and each Warrant shall be initially exercisable to purchase one Ordinary Share.

Subject to the terms of this Warrant Agreement (including without limitation Section 6(d) below), each Warrant holder shall have the right, which may be exercised commencing at the opening of business on the first day of the applicable Warrant Exercise Period set forth below and until 5:00 p.m., New York City time, on the last day of such Warrant Exercise Period, to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. No adjustments as to dividends will be made upon exercise of the Warrants.

The “Warrant Exercise Period” shall commence (subject to Section 6(d) below), (A) for all Warrants other than the Founders’ Warrants, on the later of: (i) the date that is 12 months from the date of the final prospectus for the Initial Public Offering and (ii) the date on which the Company completes its initial business combination, as that term is described in the Registration Statement (the “Initial Business Combination”) and (B) for the Founders’ Warrants, after the date of the consummation of the Initial Business Combination, and shall end on the earlier of: (i) the date that is five years from the date of the Company’s final prospectus for the Initial Public Offering and (ii) the Business Day (as defined in Section 11) preceding the date on which such Warrants are redeemed pursuant to Section 6(b) below or expire pursuant to Section 6(c) below.

Each Warrant not exercised prior to 5:00 p.m., New York City time, on the last day of the Warrant Exercise Period shall become void and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease as of such time.

(b) Redemption of Warrants

The Company may call the Warrants for redemption, in whole and not in part, at a price of $.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at any time after such Warrants have become exercisable pursuant to Section 6(a), if, and only if, (a) the Closing Price (as defined in Section 11(h)) has equalled or exceeded $14.25 per share for any 20 trading days within a 30-trading-day period ending on the third Business Day (as defined in Section 11) prior to the notice of redemption to Warrant holders and (b) at all times between the date of such notice of redemption and the redemption date a registration statement is in effect covering the Warrant Shares issuable upon exercise of the Warrants and a current prospectus relating to those Warrant Shares is available. Notwithstanding the foregoing, no Private Warrants shall be redeemable at the option of the Company so long as they are held by the Founders (as defined below), the Existing Holders or their respective Permitted Transferees, provided that the fact that one or more Private Warrants are non redeemable because of the reason described above shall not affect the Company’s right to redeem the Public Warrants and the Private Warrants that are not held by the Founders, the Existing Holders or their respective Permitted Transferees. For purposes of this Warrant Agreement, the term “Founders” shall mean V-Nee Yeh, the Company’s Non-executive Chairman of the Board of Directors, Eugene Tan, the Company’s Chief Executive Officer, Kin Chan, the Company’s Co-Chief Investment Officer and Director, Hock Yap, the Company’s Co-Chief Investment Officer, Kenneth Gaw, the Company’s Director, Kenneth Shen, the Company’s Director, Keith Shiu Kee Wu, the Company’s Director, and ASM SPAC.

(c) Exercise Procedure.

A Warrant may be exercised upon surrender to the Company at the principal stock transfer office of the Warrant Agent, which is currently located at the address listed in Section 17 hereof, of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed and such other documentation as the Warrant Agent may reasonably request, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price (adjusted as herein provided if applicable) for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made:

(i) in cash or by certified or official bank check payable to the order of the Company in New York Clearing House Funds, or the equivalent thereof; or

(ii) with respect to any Private Warrants held by the Founders, the Existing Holders or their respective Permitted Transferees, by surrendering such Private Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying such Private Warrants, multiplied by the difference between the Exercise Price of the Private Warrants and the “Fair Market Value” (as defined below) by (y) the Fair Market Value; provided, however, that the Fair Market Value is greater than the Exercise Price of the Private Warrants. Solely for the purpose for this Section 6(c)(ii), the “Fair Market Value” shall mean the average reported last sale price for the regular trading session of the Ordinary Shares on the principal securities exchange or market on which the Ordinary Shares are then listed for the ten trading days ending on the third trading day prior to the date on which the Private Warrants are exercised.

In no event will any Warrants be settled on a net cash basis.

Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash as provided in Section 12 hereof. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 4 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

The Warrant Agent shall keep copies of this Warrant Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Warrant Agreement as the Warrant Agent may request.

Certificates evidencing Warrant Shares issued upon exercise of a Private Warrant shall contain the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

(d) Registration Requirement. Notwithstanding anything else in this Section 6, no Warrants (including any Private Warrants) may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any Private Warrant) is effective under the Securities Act of 1933, as amended (the “Act”), and (ii) a prospectus thereunder relating to the Warrant Shares (other than Warrant Shares to be issued upon exercise of any Private Warrant) is current. The Company shall use its best efforts to have a registration statement in effect covering Warrant Shares issuable upon exercise of the Warrants (other than Warrant Shares to be issued upon exercise of any Private Warrant) from the date the Warrants become exercisable and to maintain a current prospectus relating to those Warrant Shares until the Warrants expire or are redeemed. In the event that, at the end of the Warrant Exercise Period, a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any Private Warrant) is not effective under the Act, all the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless, and as a result purchasers of the Units will have paid the full Unit price solely for the Ordinary Share included in each Unit. In no event shall the Warrants be settled on a net cash basis nor shall the Company be required to issue unregistered shares upon the exercise of any Warrant that is not a Private Warrant.

(e) Expiry Upon Liquidation of Trust Account. If the Company is dissolved because it fails to effect an Initial Business Combination, all of the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless and as a result purchasers of the Units will have paid the full Unit purchase price solely for the Ordinary Share included in each Unit.

(f) Redemption of Founders’ Warrants. In the event that the underwriters of the Initial Public Offering fail to exercise any portion or all of the over-allotment option granted to them pursuant to the underwriting agreement within 30 days of the date of the final prospectus for the Initial Public Offering, up to 562,500 of the Founders’ Warrants will be immediately redeemed by the Company in connection with the redemption of up to 562,500 of the Founders’ Units, such that the holders of the Founders’ Units (including the underlying Ordinary Shares and Founders’ Warrants) shall, in the aggregate, beneficially own no greater than 20% of the Units of the Company issued and outstanding pursuant to the Subscription Agreement, dated December 12, 2007, between the Company and ASM SPAC and the Initial Public Offering.

SECTION 7. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 8. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, also satisfactory to the Company and the Warrant Agent. Applicants for such new Warrant Certificates must pay such reasonable charges as the Company may prescribe.

SECTION 9. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Ordinary Shares or its authorized and issued Ordinary Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of Ordinary Shares which may then be deliverable upon the exercise of all outstanding Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Company.

The Company or, if appointed, the transfer agent for the Ordinary Shares (the “Transfer Agent”) and every subsequent transfer agent for any of the Company’s Ordinary Shares issuable upon the exercise of any of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Warrant Agreement on file with the Transfer Agent and with every subsequent transfer agent for any of the Company’s Ordinary Shares issuable upon the exercise of the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the share certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Warrant Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 12 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 13 hereof.

Before taking any action which would cause an adjustment pursuant to Section 11 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any commercially reasonable corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor and issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

SECTION 10. Obtaining Stock Exchange Listings; State Registration. The Company will from time to time take all commercially reasonable actions which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which other Ordinary Shares are then listed. To the extent that the Ordinary Shares are not listed on a national securities exchange or there is no exemption from state “blue sky” securities laws for the issuance of the Warrant Shares, the Company will take all commercially reasonable actions which may be necessary so that the Warrant Shares are registered in all states in which the holders of the Warrants reside.

SECTION 11. Adjustment of Number of Warrant Shares.

The number of Warrant Shares issuable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 11. For purposes of this Section 11, “Ordinary Shares” means shares now or hereafter authorized of any class of ordinary shares of the Company and any other shares of the share capital of the Company, however designated, that have the right (subject to any prior rights of any class or series of preferred shares) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a) Adjustment for Change in Share Capital.

If the Company:

(i) pays a dividend or makes a distribution on its Ordinary Shares in either case in Ordinary Shares;

(ii) subdivides its outstanding Ordinary Shares into a greater number of shares;

(iii) combines its outstanding Ordinary Shares into a smaller number of shares;

(iv) makes a distribution on its Ordinary Shares in shares of its share capital other than Ordinary Shares; or

(v) issues by reclassification of its Ordinary Shares any shares of its share capital, then the number of Ordinary Shares issuable upon exercise of each Warrant immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised shall receive the aggregate number and kind of shares of the share capital of the Company which he would have owned immediately following such action if such Warrant had been exercised immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) Adjustment for Rights Issue.

If the Company distributes any rights, options or warrants to all holders of its Ordinary Shares entitling them to purchase Ordinary Shares at a price per share less than the Closing Price per share on the Business Day immediately preceding the ex-dividend date for such distribution of rights, options or warrants, the number of Ordinary Shares issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:

N’ =	N ×	O + A
O + (A × P/M)

where:

N’ =	the adjusted number of Ordinary Shares issuable upon exercise of each Warrant.

N =	the current number of Ordinary Shares issuable upon exercise of each Warrant.

O =	the number of Ordinary Shares outstanding on the record date for such distribution.

A =	the number of additional Ordinary Shares issuable pursuant to such rights or warrants.

P =	the purchase price per share of the additional shares.

M =	the Closing Price per Ordinary Share on the record date.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the number of Ordinary Shares issuable upon exercise of each Warrant shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

(c) Adjustment for Other Distributions.

If the Company distributes to all holders of its Ordinary Shares any of its assets (including cash) or debt securities or any rights, options or warrants to purchase debt securities, assets or other securities of the Company (other than Ordinary Shares), the number of Ordinary Shares issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:

N’ =	N ×	M
M – F

where:

N’ =	the adjusted number of Ordinary Shares issuable upon exercise of each Warrant.

N =	the current number of Ordinary Shares issuable upon exercise of each Warrant.

M =	the Closing Price per Ordinary Share on the Business Day immediately preceding the ex-dividend date for such distribution.

F =
the fair market value on the ex-dividend date for such distribution of the assets, securities, rights or warrants distributable to one Ordinary Share after taking into account, in the case of any rights, options or warrants, the consideration required to be paid upon exercise thereof. The Board of Directors of the Company shall reasonably determine the fair market value in good faith.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

This subsection (c) does not apply to regular quarterly cash dividends including increases thereof or rights, options or warrants referred to in subsection (b) of this Section 11. If any adjustment is made pursuant to this subsection (c) as a result of the issuance of rights, options or warrants and at the end of the period during which any such rights, options or warrants are exercisable, not all such rights, options or warrants shall have been exercised, the Warrant shall be immediately readjusted as if “F” in the above formula was the fair market value on the ex-dividend date for such distribution of the indebtedness or assets actually distributed upon exercise of such rights, options or warrants divided by the number of Ordinary Shares outstanding on the ex-dividend date for such distribution. Notwithstanding anything to the contrary contained in this subsection (c), if “M - F” in the above formula is less than $1.00, the Company may elect to, and if “M - F” or is a negative number, the Company shall, in lieu of the adjustment otherwise required by this subsection (c), distribute to the holders of the Warrants, upon exercise thereof, the evidences of indebtedness, assets, rights, options or warrants (or the proceeds thereof) which would have been distributed to such holders had such Warrants been exercised immediately prior to the record date for such distribution.

(d) Adjustment for Ordinary Share Issue.

If the Company issues Ordinary Shares for a consideration per share less than the Closing Price per share on the date the Company fixes the offering price of such additional shares, the number of Ordinary Shares issuable upon exercise of each Warrant shall be adjusted in accordance with the formula:

N’ =	N ×	A
O + P/M

where:

N’ =	the adjusted number of Ordinary Shares issuable upon exercise of each Warrant.

N =	the current number of Ordinary Shares issuable upon exercise of each Warrant.

O =	the number of shares outstanding immediately prior to the issuance of such additional shares.

P =	the aggregate consideration received for the issuance of such additional shares.

M =	the Closing Price per share on the date of issuance of such additional shares.

A =	the number of shares outstanding immediately after the issuance of such additional shares.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

This subsection (d) does not apply to:

(i) any of the transactions described in subsections (b) and (c) of this Section 11,

(ii) the exercise of Warrants, or the conversion or exchange of other securities convertible or exchangeable for Ordinary Shares, or the issuance of Ordinary Shares upon the exercise of rights or warrants issued to the holders of Ordinary Shares,

(iii) Ordinary Shares (and options exercisable therefor) issued to the Company’s employees, officers, directors, consultants or advisors (whether or not still in such capacity on the date of exercise) under bona fide employee benefit plans or share option plans adopted by the Board of Directors of the Company and approved by the holders of Ordinary Shares when required by law, if such Ordinary Shares would otherwise be covered by this subsection (d),

(iv) Ordinary Shares issued in a bona fide public offering for cash,

(v) Ordinary Shares issued in a bona fide private placement to non-affiliates of the Company, including without limitation the issuance of equity as consideration or partial consideration for acquisitions from persons that are not affiliates of the Company.

(e) Adjustment for Convertible Securities Issue.

If the Company issues any securities convertible into or exchangeable for Ordinary Shares (other than securities issued in transactions described in subsections (b) and (c) of this Section 11) for a consideration per Ordinary Share initially deliverable upon conversion or exchange of such securities less than the Closing Price per share on the date of issuance of such securities, the number of Ordinary Shares issuable upon exercise of each Warrant shall be adjusted in accordance with this formula:

N’ =	N ×	O + D
O + P × P/M

where:

N’ =	the adjusted number of Ordinary Shares issuable upon exercise of each Warrant.

N =	the current number of Ordinary Shares issuable upon exercise of each Warrant.

O =	the number of shares outstanding immediately prior to the issuance of such securities.

P =	the aggregate consideration received for the issuance of such securities.

M =	the Closing Price per share on the date of issuance of such securities.

D =	the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

If all of the Ordinary Shares deliverable upon conversion or exchange of such securities have not been issued when such securities are no longer outstanding, then the number of Ordinary Shares issuable upon exercise of each Warrant shall promptly be readjusted to what it would have been had the adjustment upon the issuance of such securities been made on the basis of the actual number of Ordinary Shares issued upon conversion or exchange of such securities.

This subsection (e) does not apply to:

(i) convertible securities issued in a bona fide public offering for cash; or

(ii) convertible securities issued in a bona fide private placement to non-affiliates of the Company, including the issuance of convertible securities as consideration or partial consideration for acquisitions from persons that are not affiliates of the Company.

(f) Adjustment for Tender or Exchange Offer.

If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Ordinary Shares, if the cash and value of any other consideration included in the payment per Ordinary Share exceeds the Closing Price of the Ordinary Shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the number of Ordinary Shares issuable upon exercise of each Warrant will be increased based on the following formula:

N’ =	No ×	AC + (SP’ × OS’)
OSo × SP’

where:

N’ =	the adjusted number of Ordinary Shares issuable upon exercise of each Warrant;

No	the current number of Ordinary Shares issuable upon exercise of each warrant;
AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors of the Company) paid or payable for shares purchased in such tender or exchange offer;

OSo =	the number of Ordinary Shares outstanding immediately prior to the date such tender or exchange offer expires;
OS’ =	the number of Ordinary Shares outstanding immediately after the date such tender or exchange offer expires; and

SP’ =	the Closing Price of the Ordinary Shares on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment shall be made successively and shall become effective immediately following the date such tender or exchange offer expires.

(g) Consideration Received.

For purposes of any computation respecting consideration received pursuant to subsections (d), (e) and (f) of this Section 11, the following shall apply:

(i) in the case of the issuance of Ordinary Shares for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting or other sale or disposition of the issue or otherwise in connection therewith;

(ii) in the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board of Directors of the Company (irrespective of the accounting treatment thereof) and described in a Board resolution which shall be filed with the Warrant Agent; and

(iii) in the case of the issuance of securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof for the maximum number of shares used to calculate the adjustment (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subsection).

(h) Defined Terms; When De Minimis Adjustment May Be Deferred.

As used in this section 11:

(i) “Closing Price” of the Ordinary Shares on any date of determination means: the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the Ordinary Shares (regular way) on the American Stock Exchange on that date (or, if no closing price is reported, the last reported sale price during that regular trading session), (i) if the Ordinary Shares are not listed for trading on the American Stock Exchange on that date, as reported in the composite transactions for the principal United States securities exchange on which the Ordinary Shares are so listed, (ii) if the Ordinary Shares are not so reported, the last quoted bid price for the Ordinary Shares in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or (iii) if the Ordinary Shares are not so quoted, the average of the mid‑point of the last bid and ask prices for the Ordinary Shares from at least three nationally recognized investment‑banking firms that the Company selects for this purpose.

(ii) “ex-dividend date” means the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question;

(iii) “trading day” means, with respect to the Ordinary Shares or any other security, a day during which (A) trading in the Ordinary Shares or such other security generally occurs, (B) there is no market disruption event (as defined below) and (C) a Closing Price for the Ordinary Shares or such other security (other than a Closing Price referred to in the next to last clause of such definition) is available for such day; provided that if the Ordinary Shares or such other security are not admitted for trading or quotation on or by any exchange, bureau or other organization, “trading day” will mean any Business Day;

(iv) “market disruption event” means, with respect to the Ordinary Shares or any other security, the occurrence or existence of more than one-half hour period in the aggregate or any scheduled trading day for the Ordinary Shares or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Ordinary Shares or such other security or in any options, contract, or future contracts relating to the Ordinary Shares or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York time) on such day; and

(v) “Business Day” means, any day on which the American Stock Exchange is open for trading and which is not a Saturday, a Sunday or any other day on which banks in the City of New York, New York, are authorized or required by law to close.

No adjustment in the number of Ordinary Shares issuable upon exercise of each Warrant need be made unless the adjustment would require an increase or decrease of at least 1% in such number. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

All calculations under this Section 11 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(i) When No Adjustment Required.

No adjustment need be made for a transaction referred to in subsections (b), (c), (d), (e) or (f) of this Section 11 if Warrant holders are to participate, without requiring the Warrants to be exercised, in the transaction on a basis and with notice that the Board of Directors of the Company reasonably determines to be fair and appropriate in light of the basis and notice on which holders of Ordinary Shares participate in the transaction.

No adjustment need be made for a change in the par value or no par value of the Ordinary Shares.

To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the amount of cash into which such Warrants are exercisable. Interest will not accrue on the cash.

(j) Notice of Adjustment.

Whenever the number of Ordinary Shares issuable upon exercise of each Warrant is adjusted, the Company shall provide the notices required by Section 13 hereof.

(k) Notice of Certain Transactions.

If:

(i) the Company takes any action that would require an adjustment in the Exercise Price pursuant to subsections (a), (b), (c), (d), (e) or (f) of this Section 11 and if the Company does not arrange for Warrant holders to participate pursuant to subsection (i) of this Section 11;

(ii) the Company takes any action that would require a supplemental Warrant Agreement pursuant to subsection (l) of this Section 11; or

(iii) there is a liquidation or dissolution of the Company, the Company shall mail to Warrant holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(l) Reorganization of Company.

If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if such holder had exercised the Warrant immediately before the effective date of the transaction; provided that (a) if the holders of Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of Ordinary Shares in such consolidation or merger that affirmatively make such election or (b) if a tender or exchange offer shall have been made to and accepted by the holders of Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 11. Concurrently with the consummation of any such transaction, the corporation or other entity formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section. The successor Company shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.

If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

If this subsection (l) applies, subsections (a), (b), (c), (d), (e) and (f) of this Section 11 do not apply.

(m) Warrant Agent’s Disclaimer.

The Warrant Agent has no duty to determine when an adjustment under this Section 11 should be made, how it should be made or what it should be. The Warrant Agent has no duty to determine whether any provisions of a supplemental Warrant Agreement under subsection (l) of this Section 11 are correct. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section.

(n) When Issuance or Payment May Be Deferred.

In any case in which this Section 11 shall require that an adjustment in the number of Ordinary Shares issuable upon exercise of each Warrant be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other shares of the share capital of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other shares of the share capital of the Company, if any, issuable upon such exercise on the basis of the number of Ordinary Shares issuable upon exercise of each Warrant and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 12 hereof; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares, other shares of the share capital and cash upon the occurrence of the event requiring such adjustment.

(o) Adjustment in Exercise Price.

Upon each event that provides for an adjustment of the number of Ordinary Shares issuable upon exercise of each Warrant pursuant to this Section 11, each Warrant outstanding prior to the making of the adjustment shall thereafter have an adjusted Exercise Price (calculated to the nearest ten millionth) obtained from the following formula:

E’ =	E ×	N
N’

where:

E’ =	the adjusted Exercise Price.

E =	the Exercise Price prior to adjustment.

N’ =	the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N =	the number of Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

Following any adjustment to the Exercise Price pursuant to this Section 11, the amount payable, when adjusted and together with any consideration allocated to the issuance of the Warrants, shall never be less than the par value per Warrant Share at the time of such adjustment. Such adjustment shall be made successively whenever any event listed above shall occur.

(p) Form of Warrants.

Irrespective of any adjustments in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares and Exercise Price as are stated in the Warrants initially issuable pursuant to this Warrant Agreement.

(q) Other Dilutive Events.

In case any event shall occur affecting the Company, as to which the provisions of this Section 11 are not strictly applicable, but would impact the holders of Warrants adversely as compared to holders of Ordinary Shares, and the failure to make any adjustment would not fairly protect the purchase rights represented by the Warrants in accordance with the essential intent and principles of this Section then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 11, necessary to preserve, without dilution, the purchase rights represented by the Warrants.

The provisions of this Section 11 shall not apply until issuance of the Public Warrants.

SECTION 12. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 12, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the fair market value on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

SECTION 13. Notices to Warrant Holders. Upon any adjustment of the Exercise Price pursuant to Section 11, the Company shall promptly thereafter, and in any event within five days, (a) cause to be filed with the Warrant Agent a certificate executed by the Chief Financial Officer or principal financial officer of the Company setting forth the number of Warrant Shares issuable upon exercise of each Warrant after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based, and (b) cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 13. The Warrant Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

In case:

(a) the Company shall authorize the issuance to all holders of Ordinary Shares of rights, options or warrants to subscribe for or purchase Ordinary Shares or of any other subscription rights or warrants; or

(b) the Company shall authorize the distribution to all holders of Ordinary Shares of evidences of its indebtedness or assets (other than regular cash dividends or dividends payable in Ordinary Shares or distributions referred to in subsection (b) of Section 11 hereof); or

(c) of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Ordinary Shares issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for Ordinary Shares; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e) the Company proposes to take any action not specified above which would require an adjustment of the Exercise Price pursuant to Section 11 hereof; then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register, at least 10 calendar days prior to the applicable record date hereinafter specified, or as promptly as practicable under the circumstances in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of Ordinary Shares to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for Ordinary Shares, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Ordinary Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 13 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

Nothing contained in this Warrant Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

SECTION 14. Merger, Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 16. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Warrant Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Warrant Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Warrant Agreement.

SECTION 15. Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Warrant Agreement (and no implied duties or obligations shall be read into this Warrant Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Warrant Agreement or in the Warrant Certificates to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel. The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through agents or attorneys and the Warrant Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(d) The Warrant Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Warrant Agent and conforming to the requirements of this Warrant Agreement. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Company agrees to pay to the Warrant Agent such compensation for all services rendered by the Warrant Agent in the administration and execution of this Warrant Agreement as the Company and the Warrant Agent shall agree in writing to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Warrant Agreement (including fees and expenses of its counsel) and to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of its negligence or willful misconduct. The provisions of this Section 15(e) shall survive the expiration of the Warrants and the termination of this Warrant Agreement.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Warrant Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(g) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Warrant Agreement except for its own negligence or willful misconduct. The Warrant Agent shall not be liable for any error of judgment made in good faith by it, unless it shall be proved that the Warrant Agent was negligent in ascertaining the pertinent facts. Notwithstanding anything in this Warrant Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action.

(i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Warrant Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(j) Notwithstanding anything in this Warrant Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant Certificate or other Person as a result of its inability to perform any of its obligations under this Warrant Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that (i) the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible and (ii) nothing in this Section 15(j) shall affect the Company’s obligation under Section 6(d) to use its best efforts to have a registration statement in effect covering the Warrant Shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Warrant Shares.

(k) Any application by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Warrant Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(l) No provision of this Warrant Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

(m) In addition to the foregoing, the Warrant Agent shall be protected and shall incur no liability for, or in respect of, any action taken or omitted by it in connection with its administration of this Warrant Agreement if such acts or omissions are not the result of the Warrant Agent’s reckless disregard of its duty, gross negligence or willful misconduct and are in reliance upon (i) the proper execution of the certification concerning beneficial ownership appended to the form of assignment and the form of the election attached hereto unless the Warrant Agent shall have actual knowledge that, as executed, such certification is untrue, or (ii) the non-execution of such certification including, without limitation, any refusal to honor any otherwise permissible assignment or election by reason of such non-execution.

(n) The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement to be entered into in connection with the Initial Public Offering by and between the Company and the Warrant Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

SECTION 16. Change of Warrant Agent. The Warrant Agent may at any time resign as Warrant Agent upon 60 days’ written notice to the Company. If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate or the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. If a Successor Warrant Agent shall not have been appointed within 30 days of such removal, the Warrant Agent may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

SECTION 17. Notices to Company and Warrant Agent. Any notice or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

ASM Acquisition Company Limited
Unit 601-2, 6th Floor
St. George’s Building
2 Ice House Street
Central, Hong Kong
Fax No.: [●]
Attention: Eugene Tan, Chief Executive Officer

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal corporate trust office of the Warrant Agent.

Any notice pursuant to this Warrant Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: [●]

SECTION 18. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Warrant Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrant Certificates theretofore issued. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 18, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Warrant Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment that alters the rights or duties of the Warrant Agent. The Company and the Warrant Agent may amend any provision herein with the consent of the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants that would be affected by such amendment; provided that any amendment affecting the Public Warrants must be approved by the holders of a majority of the Public Warrants. Without limiting the generality of the foregoing, prior to the issuance of any Public Warrants, this Warrant Agreement (including Exhibit A hereto) may be amended by the Company and the Warrant Agent, without the consent of any holder of Private Warrants, to modify in any way or provide for the terms of the Public Warrants.

SECTION 19. Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 20. Termination. This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise. The provisions of Section 15 hereof shall survive such termination.

SECTION 21. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State. The parties agree that, all actions and proceedings arising out of this Warrant Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Warrant Agreement or the transactions contemplated hereby.

SECTION 22. Benefits of This Agreement. Nothing in this Warrant Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Warrant Agreement, and this Warrant Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

SECTION 23. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 24. Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Warrant Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed, as of the day and year first above written.

ASM ACQUISITION COMPANY LIMITED

By: _____________________________
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: _____________________________
Name:
Title:

EXHIBIT A

FORM OF WARRANT CERTIFICATE (FACE)

Warrant

ASM ACQUISITION COMPANY LIMITED

This Warrant Certificate certifies that ________________________, or registered assigns, is the registered holder of __________ warrants (the “Warrants”) to purchase ordinary shares, $0.001 par value (the “Ordinary Shares”), of ASM Acquisition Company Limited, a Cayman Islands company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares (each, a “Warrant Share”) as set forth below at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement.

Each Warrant is initially exercisable for one Ordinary Share. The number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any Warrant is equal to $7.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Warrants may be exercised only during the Warrant Exercise Period subject to the conditions set forth in the Warrant Agreement and to the extent not exercised by the end of such Warrant Exercise Period such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

ASM ACQUISITION COMPANY LIMITED By: _________________________ Name: Title:

Countersigned:

Dated _____________, 20__

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By: _________________________
       Name:
       Title:

Form of Warrant Certificate (Reverse)

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive ordinary shares, par value $0.001 per share, of the Company (the “Ordinary Shares”), and are issued or to be issued pursuant to a Warrant Agreement dated as of [●], 2008 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Warrant Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Ordinary Shares issuable upon exercise of this Warrant.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise (other than Warrant Shares to be issued upon exercise of any Private Warrant) is effective under the Act and (ii) a prospectus thereunder relating to the Warrant Shares (other than Warrant Shares to be issued upon exercise of any Private Warrant) is current. In no event shall the Warrants be settled on a net cash basis during the Warrant Exercise Period nor shall the Company be required to issue unregistered shares upon the exercise of any Warrant that is not a Private Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the number of Warrant Shares set forth on the face hereof may, subject to certain conditions, be adjusted. No fractions of an Ordinary Share will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise Of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive __________ Ordinary Shares and herewith tenders payment for such shares to the order of ASM Acquisition Company Limited in the amount of $______ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of ________________, whose address is _______________________________ and that such shares be delivered to ________________ whose address is ___________ ______________________. If said number of shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ______________, whose address is _________________________, and that such Warrant Certificate be delivered to _________________, whose address is __________________.

Signature: ___________________________

Date: _____________, 20__

Signature Guaranteed: ___________________________

EXHIBIT B

LEGEND FOR PRIVATE WARRANTS

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING THE ORDINARY SHARES OF THE COMPANY ISSUABLE UPON EXERCISE OF SUCH SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN AND UNDER AN ESCROW AGREEMENT TO BE EXECUTED BY THE COMPANY AND THE EXISTING HOLDERS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND ORDINARY SHARES OF THE COMPANY ISSUABLE UPON EXERCISE OF SUCH SECURITIES WILL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

No. _____ _______ Warrants

B-1